Exhibit 21


Name of Subsidiary                        State of Organization
------------------                        ---------------------

Andrea ANC Manufacturing Inc.                   Delaware
Andrea Digital Technologies, Inc.               Delaware
Andrea Direct Marketing Inc.                    Delaware
Andrea Electronics Europe Inc.                  Delaware
Andrea Marketing Inc.                           Delaware
Andrea Military Communications, LLC             Delaware